Exhibit 99.1

PRESS RELEASE		AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
FOR RELEASE: JULY 25, 2012	CONTACT:	Dale C. Davies
Michael Obertop
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS SHIPMENTS OF 2,200 RAILCARS

AND RECORD QUARTERLY EARNINGS FROM OPERATIONS

Second Quarter 2012 Highlights

•	Railcar shipments of 2,200 railcars, including 910 railcars to leasing customers

•	Revenues of $154.2 million reflect strong railcar sales and increasing railcar lease revenues

•	Adjusted EBITDA of $34.4 million set a new quarterly record

•	Net earnings of $13.4 million, or $0.63 per share

•	Backlog increased to 6,800 railcars

St. Charles, MO, July 25, 2012 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2012 financial results. “We are pleased with our strong financial performance, operating results and significant growth of our fleet of leased railcars,” said James Cowan, President and CEO of ARI. “Our railcar production volumes were at high levels, which provided operational leverage and efficiencies that contributed to our outstanding results. In addition, our earnings have benefited from vertical integration projects that were implemented over the past several years. The market for certain railcar types remains very strong. During the quarter, we received orders for 2,810 railcars.”

ARI’s backlog as of June 30, 2012 was approximately 6,800 railcars, including approximately 1,620 railcars for lease customers.

Second Quarter Results

Consolidated revenues for the second quarter of 2012 were $154.2 million, up significantly when compared to the $111.9 million for the second quarter of 2011. The increase in revenues was primarily due to an increase in manufacturing segment revenues. The Company shipped approximately 2,200 railcars during the second quarter of 2012, including approximately 910 railcars to leasing customers, compared to the approximately 1,040 railcars shipped during the second quarter of 2011.

Manufacturing segment revenues were $219.3 million for the second quarter of 2012 and more than double the $94.7 million for the second quarter of 2011. The primary reasons for the increase were an increase in railcar shipments driven by strong customer demand, improved pricing and a shift in the sales mix to more tank railcars. Manufacturing segment revenues for the second quarter of 2012 included estimated revenues of $84.1 million relating to railcars built for the lease fleet, compared to zero in the second quarter of 2011. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Railcars built for the lease fleet represented over 40% of ARI’s railcar shipments in the second quarter of 2012. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as a railcar sale, but are recognized over the term of the lease in accordance with the monthly lease revenues.

Consolidated earnings from operations for the second quarter of 2012 set a new quarterly record of $26.0 million, more than triple the $8.2 million for the second quarter of 2011. Consolidated earnings from operations for the second quarter of 2012 excluded $14.3 million of profit on railcars built for the lease fleet that is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Operating margins were 16.8% for the second quarter of 2012 compared to 7.3% for the comparable quarter of 2011. Earnings from operations increased due to strong shipments, improved sales mix and pricing, and operating leverage and efficiencies as a result of higher production volumes. The Company continues to benefit from cost savings achieved by the vertical integration projects put in place during the past several years.

The Company recorded earnings from joint ventures of $0.5 million for the second quarter of 2012 compared to a loss of ($2.8) million for the second quarter of 2011. The improvements reflect the impact of increased sales volumes of railcar castings and axles, which have both followed industry demand for new railcars.

Adjusted EBITDA, which excludes stock based compensation, was a quarterly record of $34.4 million for the second quarter of 2012, more than triple the $10.9 million for the second quarter of 2011. Stock based compensation expense was $2.1 million for the second quarter of 2012 compared to income of $0.2 million for the second quarter of 2011. Stock based compensation fluctuates with changes in the Company’s stock price.

Net interest expense was $4.3 million for the second quarter of 2012 compared to $4.4 million for the second quarter of 2011. Interest expense primarily relates to the Company’s Unsecured Senior Fixed Rate Notes due in 2014.

Net earnings for the second quarter of 2012 were $13.4 million, or $0.63 per share; compared to $0.6 million, or $0.03 per share, for the second quarter of 2011.

Year-to-Date Results

Consolidated revenues for the first half of 2012 were $335.8 million compared to $196.8 million for the comparable first half of 2011. The Company shipped approximately 4,410 railcars, including approximately 1,380 railcars to leasing customers during the first half of 2012, which was more than double the approximately 1,720 railcars shipped during the first half of last year.

Manufacturing segment revenues were $431.2 million for the first half of 2012 compared to $163.4 million for the comparable first half of 2011. Manufacturing segment revenues for the first half of 2012 included estimated revenues of $131.7 million relating to railcars built for the lease fleet, compared to zero in the comparable first half of 2011. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Railcars built for the lease fleet represented over 30% of ARI’s railcar shipments in the first half of 2012. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as a railcar sale, but are recognized over the term of the lease in accordance with the monthly lease revenues.

Consolidated earnings from operations for the first half of 2012 were $49.8 million, up substantially from $6.3 million for the first half of 2011. Consolidated earnings from operations for the first half of 2012 excluded $23.2 million of profit on railcars built for the lease fleet that is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Operating margins were 14.8% for the first half of 2012 compared to 3.2% for the first half of 2011.

The Company recorded earnings from joint ventures of $0.9 million for the first half of 2012 compared to a loss of ($5.1) million for the first half of 2011.

Adjusted EBITDA was $64.8 million for the first half of 2012, up by over $50.0 million from $14.6 million for the first half of 2011.

Net earnings for the first half of 2012 were $25.4 million, or $1.19 per share, compared to a loss of ($4.8) million, or ($0.22) per share, for the first half of 2011.

A reconciliation of the Company’s segment revenues and earnings (loss) from operations, used for corporate management purposes, to the consolidated revenues and earnings (loss) from operations is set forth in the supplemental disclosure attached to this press release. A reconciliation of the Company’s net earnings (loss) to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.

ARI will host a webcast and conference call on Thursday, July 26, 2012 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2012 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.

About ARI

ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI leases railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.

Forward Looking Statement Disclaimer

This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, potential improvements in ARI’s business and the overall railcar industry, the potential for increased order activity, the growth of the Company’s lease fleet, improved pricing, anticipated future production rates, the Company’s joint ventures, the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. Other potential risks and uncertainties include, among other things: the impact of an economic downturn, adverse market conditions and restricted credit markets, and the impact of the continuation of these conditions; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the health of and prospects for the overall railcar industry; prospects in light of the cyclical nature of the railcar manufacturing business and the current economic environment; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the Company’s ability to manage overhead and variations in production rates; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; anticipated production schedules for products and the anticipated financing needs, construction and production schedules of ARI’s joint ventures; the risks associated with potential joint ventures, potential acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; the international economic and political risks related to ARI’s joint ventures’ current and potential international operations; the risk of the lack of acceptance of new railcar offerings by ARI’s customers and the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; the conversion of ARI’s railcar backlog into revenues; compliance with covenants contained in the Company’s unsecured senior notes; the impact and anticipated benefits of any acquisitions ARI may complete; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; the ongoing benefits and risks related to the Company’s relationship with Mr. Carl Icahn (the chairman of the Company’s board of directors and, through his holdings of Icahn Enterprises L.P., the Company’s principal beneficial stockholder) and certain of his affiliates; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of
	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$249,651	$307,172
Accounts receivable, net	19,987	33,626
Accounts receivable, due from related parties	13,329	6,106
Income taxes receivable	5,124	4,074
Inventories, net	110,174	95,827
Deferred tax assets	3,368	3,203
Prepaid expenses and other current assets	5,611	4,539

Total current assets	407,244	454,547

Property, plant and equipment, net	301,700	194,242
Deferred debt issuance costs	1,027	1,335
Interest receivable, due from related parties	—	292
Goodwill	7,169	7,169
Investments in and loans to joint ventures	46,161	45,122
Other assets	1,444	1,063

Total assets	$764,745	$703,770

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75,634	$62,318
Accounts payable, due to related parties	1,000	800
Accrued expenses and taxes	8,818	5,879
Accrued compensation	18,753	14,446
Accrued interest expense	6,875	6,875

Total current liabilities	111,080	90,318

Senior unsecured notes	275,000	275,000
Deferred tax liability	31,244	14,923
Pension and post-retirement liabilities	8,838	9,280
Other liabilities	3,203	4,080

Total liabilities	429,365	393,601

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of both June 30, 2012 and December 31, 2011	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	96,910	71,545
Accumulated other comprehensive loss	(1,352)	(1,198)

Total stockholders’ equity	335,380	310,169

Total liabilities and stockholders’ equity	$764,745	$703,770

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	June 30,
	2012	2011
Revenues:
Manufacturing (including revenues from affiliates of $10,897 and $0 for the three months ended June 30, 2012 and 2011, respectively)	$134,748	$94,402
Railcar leasing	2,668	195
Railcar services (including revenues from affiliates of $5,832 and $6,596 for the three months ended June 30, 2012 and 2011, respectively)	16,798	17,316

Total revenues	154,214	111,913

Cost of revenues:
Manufacturing	(106,449)	(86,003)
Railcar leasing	(1,601)	(97)
Railcar services	(12,740)	(12,557)

Total cost of revenues	(120,790)	(98,657)
Gross profit	33,424	13,256

Selling, general and administrative (including costs to a related party of $149 and $145 for the three months ended June 30, 2012 and 2011, respectively)	(7,464)	(5,062)

Earnings from operations	25,960	8,194

Interest income (including income from related parties of $729 and $705 for the three months ended June 30, 2012 and 2011, respectively)	769	944
Interest expense	(5,090)	(5,330)
Other income (including income from a related party of $3 for both the three months ended June 30, 2012 and 2011)	16	15
Earnings (loss) from joint ventures	466	(2,829)

Earnings before income taxes	22,121	994
Income tax expense	(8,760)	(425)

Net earnings	$13,361	$569

Net earnings per common share—basic and diluted	$0.63	$0.03
Weighted average common shares outstanding—basic and diluted	21,352	21,352

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	For the Six Months Ended
	June 30,
	2012	2011
Revenues:
Manufacturing (including revenues from affiliates of $10,897 and $1,221 for the six months ended June 30, 2012 and 2011, respectively)	$299,061	$162,904
Railcar leasing	4,048	389
Railcar services (including revenues from affiliates of $11,003 and $12,133 for the six months ended June 30, 2012 and 2011, respectively)	32,704	33,463

Total revenues	335,813	196,756

Cost of revenues:
Manufacturing	(244,010)	(152,477)
Railcar leasing	(2,342)	(204)
Railcar services	(25,668)	(25,875)

Total cost of revenues	(272,020)	(178,556)
Gross profit	63,793	18,200

Selling, general and administrative (including costs to a related party of $295 and $291 for the six months ended June 30, 2012 and 2011, respectively)	(14,028)	(11,944)

Earnings from operations	49,765	6,256

Interest income (including income from related parties of $1,474 and $1,384 for the six months ended June 30, 2012 and 2011, respectively)	1,547	1,860
Interest expense	(10,216)	(10,665)
Other income (including income from a related party of $6 and $7 for the six months ended June 30, 2012 and 2011, respectively)	19	19
Earnings (loss) from joint ventures	880	(5,071)

Earnings (loss) before income taxes	41,995	(7,601)
Income tax (expense) benefit	(16,630)	2,841

Net earnings (loss)	$25,365	$(4,760)

Net earnings (loss) per common share—basic and diluted	$1.19	$(0.22)
Weighted average common shares outstanding—basic and diluted	21,352	21,351

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED SEGMENT DATA

(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
For the Three Months Ended June 30, 2012
Manufacturing	$134,748	$84,540	$219,288	$26,334	$14,346	$40,680
Railcar Leasing	2,668	—	2,668	1,021	7	1,028
Railcar Services	16,798	191	16,989	3,396	(44)	3,352
Corporate	—	—	—	(4,791)	—	(4,791)
Eliminations	—	(84,731)	(84,731)	—	(14,309)	(14,309)

Total Consolidated	$154,214	$—	$154,214	$25,960	$—	$25,960

For the Three Months Ended June 30, 2011
Manufacturing	$94,402	$276	$94,678	$7,055	$(24)	$7,031
Railcar Leasing	195	—	195	69	—	69
Railcar Services	17,316	48	17,364	4,261	3	4,264
Corporate	—	—	—	(3,191)	—	(3,191)
Eliminations	—	(324)	(324)	—	21	21

Total Consolidated	$111,913	$—	$111,913	$8,194	$—	$8,194

For the Six Months Ended June 30, 2012
Manufacturing	$299,061	$132,089	$431,150	$51,486	$23,268	$74,754
Railcar Leasing	4,048	—	4,048	1,617	13	1,630
Railcar Services	32,704	220	32,924	5,739	(50)	5,689
Corporate	—	—	—	(9,077)	—	(9,077)
Eliminations	—	(132,309)	(132,309)	—	(23,231)	(23,231)

Total Consolidated	$335,813	$—	$335,813	$49,765	$—	$49,765

For the Six Months Ended June 30, 2011
Manufacturing	$162,904	$499	$163,403	$7,694	$53	$7,747
Railcar Leasing	389	—	389	126	—	126
Railcar Services	33,463	167	33,630	6,614	(1)	6,613
Corporate	—	—	—	(8,178)	—	(8,178)
Eliminations	—	(666)	(666)	—	(52)	(52)

Total Consolidated	$196,756	$—	$196,756	$6,256	$—	$6,256

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Six Months Ended
	June 30,
	2012	2011
Operating activities:
Net earnings (loss)	$25,365	$(4,760)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	11,286	11,454
Amortization of deferred costs	349	349
(Gain) loss on disposal of property, plant and equipment	(51)	66
Stock-based compensation	2,813	1,959
Change in interest receivable, due from related parties	292	(87)
(Earnings) loss from joint ventures	(880)	5,071
Provision (benefit) for deferred income taxes	15,948	(2,831)
Adjustment to provision for losses on accounts receivable	279	(22)
Changes in operating assets and liabilities:
Accounts receivable, net	13,355	(19,722)
Accounts receivable, due from related parties	(7,216)	2,348
Income taxes receivable	(966)	(12)
Inventories, net	(14,351)	(20,098)
Prepaid expenses and other current assets	(1,072)	(781)
Accounts payable	13,319	10,690
Accounts payable, due to related parties	200	(183)
Accrued expenses and taxes	2,920	3,073
Other	(189)	(1,249)

Net cash provided by (used in) operating activities	61,401	(14,735)
Investing activities:
Purchases of property, plant and equipment	(5,343)	(1,561)
Capital expenditures - leased railcars	(113,513)	—
Proceeds from the sale of property, plant and equipment	148	117
Investments in and loans to joint ventures	(202)	(2,296)

Net cash used in investing activities	(118,910)	(3,740)
Financing activities:
Proceeds from stock option exercises	—	756

Net cash provided by financing activities	—	756

Effect of exchange rate changes on cash and cash equivalents	(12)	12

Decrease in cash and cash equivalents	(57,521)	(17,707)
Cash and cash equivalents at beginning of period	307,172	318,758

Cash and cash equivalents at end of period	$249,651	$301,051

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA

(In thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net earnings (loss)	$13,361	$569	$25,365	$(4,760)
Income tax expense (benefit)	8,760	425	16,630	(2,841)
Interest expense	5,090	5,330	10,216	10,665
Interest income	(769)	(944)	(1,547)	(1,860)
Depreciation	5,884	5,688	11,286	11,454

EBITDA	$32,326	$11,068	$61,950	$12,658
Expense (income) related to stock appreciation rights compensation [1]	2,117	(189)	2,813	1,959

Adjusted EBITDA	$34,443	$10,879	$64,763	$14,617

[1]	SARs are cash settled at time of exercise

EBITDA represents net earnings (loss) before income tax expense (benefit), interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings (loss), cash flows provided by (used in) operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.

Adjusted EBITDA represents EBITDA before stock based compensation related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with stock-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings (loss), cash flows provided by (used in) operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.